Exhibit 99.1

AcelRx Pharmaceuticals Announces It Will Not Further Revise Its Offer to Acquire Tetraphase

AcelRx to be paid a break-up fee of $1.8 million upon termination of the merger agreement by Tetraphase

REDWOOD CITY, Calif., June 3, 2020 – AcelRx Pharmaceuticals, Inc. (AcelRx) (Nasdaq: ACRX), a specialty pharmaceutical company focused on the development and commercialization of innovative therapies for use in medically supervised settings, today announced that it does not intend to revise further its offer under the terms of its previously announced agreement to acquire Tetraphase Pharmaceuticals, Inc. (Tetraphase) (NASDAQ: TTPH), and it expects the agreement to be terminated by Tetraphase. On June 1, 2020, Tetraphase disclosed that its board of directors had determined that an amended proposal from Melinta Therapeutics, Inc. constituted a “Superior Offer” under the terms of the AcelRx Merger Agreement. Under the terms of the agreement, in connection with a termination of the merger agreement, AcelRx will be paid a break-up fee of approximately $1.8 million.

Vince Angotti, Chief Executive Officer at AcelRx said, “AcelRx is financially disciplined, and while we continue to recognize the merits of an AcelRx and Tetraphase combination, we do not believe that any further increases to our offer would be in the best interests of our stockholders. As a result, we have decided not to further increase our offer and will focus on other exciting opportunities to expand and diversify our product portfolio and create a platform for growth with other potential collaboration partners.”

The co-promotion agreement between AcelRx and Tetraphase (or any successor to Tetraphase) remains in place – safeguarded by significant financial obligations. The training of both the AcelRx and Tetraphase teams is complete and co-promotion efforts for DSUVIA® and XERAVA™ are currently underway.

About AcelRx Pharmaceuticals, Inc.
AcelRx Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of innovative therapies for use in medically supervised settings.  AcelRx's proprietary, non-invasive sublingual formulation technology delivers sufentanil with consistent pharmacokinetic profiles. AcelRx has one approved product in the U.S., DSUVIA® (sufentanil sublingual tablet, 30 mcg), known as DZUVEO™ in Europe, indicated for the management of acute pain severe enough to require an opioid analgesic for adult patients in certified medically supervised healthcare settings, and one product candidate, Zalviso® (sufentanil sublingual tablet system, SST system, 15 mcg), an investigational product in the U.S., is being developed as an innovatively designed patient-controlled analgesia (PCA) system for reduction of moderate-to-severe acute pain in medically supervised settings. DZUVEO and Zalviso are both approved products in Europe.

For additional information about AcelRx, please visit www.acelrx.com.

Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements related to the expected termination of the merger agreement with Tetraphase and payment of a break-up fee, anticipated benefits of the co-promotion agreement between AcelRx and Tetraphase, the business strategy to expand and diversify AcelRx’s product portfolio, and potential collaborations. These and any other forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or the negative of these words or other comparable terminology. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied by such statements, including AcelRx’s ability to execute on its business strategy. Although it is not possible to predict or identify all such risks and uncertainties, they may include, but are not limited to, those described in AcelRx's annual, quarterly and current reports (i.e., Form 10-K, Form 10-Q and Form 8-K) as filed or furnished with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date such statements were first made. AcelRx's SEC reports are available at www.acelrx.com under the "Investors" tab. Except to the extent required by law, AcelRx undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

Media Contacts	Investor Contacts
Evoke Theresa Dolge / Jessica Ross 215-928-2748 / 215-928-2346 theresa.dolge@evokegroup.com / jessica.ross@evokegroup.com	Raffi Asadorian, CFO AcelRx investors@acelrx.com Brian Korb, Solebury Trout 646-378-2923 Investors@acelrx.com
Sloane & Company Dan Zacchei / Joe Germani Dzacchei@sloanepr.com / JGermani@sloanepr.com